      As Filed with the Securities and Exchange Commission on May 31, 2001
                                              Registration No. 333-
================================================================================

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                            ------------------------

                                    Form S-3
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                            ------------------------

                              Antares Pharma, Inc.
             (Exact Name of Registrant as Specified in its Charter)

           Minnesota                                      41-1350192
  (State or Other Jurisdiction                        (I.R.S. Employer
of Incorporation or Organization)                   Identification Number)

                          161 Cheshire Lane, Suite 100
                              Minneapolis, MN 55441
                                 (763) 475-7700
               (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                            ------------------------

                            Roger G. Harrison, Ph.D.
                             Chief Executive Officer
                              Antares Pharma, Inc.
                          161 Cheshire Lane, Suite 100
                              Minneapolis, MN 55441
                                 (763) 475-7700
                     (Name, Address, Including Zip Code, and
          Telephone Number, Including Area Code, of Agent for Service)

                            ------------------------

                                   Copies To:
                               Ivy S. Bernhardson
                           Leonard, Street and Deinard
                       150 South Fifth Street - Suite 2300
                              Minneapolis, MN 55402
                                 (612) 335-7072

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
 TITLE OF EACH CLASS                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
 OF SECURITIES TO BE     AMOUNT TO BE      OFFERING PRICE    AGGREGATE OFFERING       AMOUNT OF
      REGISTERED          REGISTERED       PER SHARE (2)           PRICE           REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
Common  Stock, par
value $.01 per share       2,133,102           $3.90            $8,319,097.80        $2,079.78
=====================================================================================================

 (1) This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2) Estimated solely for purposes of calculating the registration fee based on the average of the high and low price of the Registrant's common stock on the Nasdaq SmallCap Market on May 29, 2001 in accordance with Rule 457(c) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

================================================================================

                    SUBJECT TO COMPLETION, DATED MAY 31, 2001

                                   PROSPECTUS

                               2,133,102 SHARES OF

                              ANTARES PHARMA, INC.

                                  COMMON STOCK

         This prospectus relates to the public offering, which is not being underwritten, of 2,133,102 shares of our common stock which may be sold from time to time by the selling shareholders named in this prospectus.

         The shares of common stock are being registered to permit the selling shareholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 13. We cannot assure you that the selling shareholders will sell all or any portion of the shares offered in this prospectus.

         We will not receive any of the proceeds from the sale of the shares although we have paid the expenses of preparing this prospectus and the related registration expenses.

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "ANTR." The last reported sales price of our common stock on the Nasdaq SmallCap Market on May 30, 2001 was $4.11 per share.

      BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, YOU
            SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS AND
         UNCERTAINTIES DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS"
      BEGINNING ON PAGE 2. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF
      THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF
                                YOUR INVESTMENT.


                            -------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
         OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is __________, 2001.

                                     SUMMARY

         The following summary does not contain all of the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

         The terms "Company," "Antares," "Registrant," "we," "us," and "our" in this prospectus refer to Antares Pharma, Inc. and its three subsidiaries Antares Pharma AG, Antares Pharma IPL AG and Antares Pharma NV.

         We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

         We were incorporated in Minnesota on January 31, 1979 under the name Derata Corporation. We changed our name to Medi-Ject Corporation ("Medi-Ject") on November 16, 1992. On January 31, 2001, we completed a business combination to acquire the three operating subsidiaries of Permatec Holding AG ("Permatec"), headquartered in Basel, Switzerland. The business combination transaction with the Permatec subsidiaries was accounted for as a reverse merger due to the fact that upon the closing of the transaction, Permatec owned in excess of 67% of the shares of our common stock. The historical financial statements of Permatec thus became those of the Company. Upon consummation of the transaction, the acquired Permatec subsidiaries were renamed Antares Pharma AG, Antares Pharma IPL AG and Antares Pharma NV and we changed our name to Antares Pharma, Inc. The following discussion of our business includes our operations following the transaction with Permatec.

         We develop, manufacture and market novel medical devices, called jet injectors, that allow people to self-inject drugs without using a needle. We make a small spring-action device and the attached disposable plastic syringes to hold the drug. A liquid drug is drawn up into the syringe through a small hole at the end. When the syringe is held against the body and the spring is released, a piston drives the fluid stream into the tissues beneath the skin. A person may re-arm the device and repeat the process or attach a new sterile syringe between injections. Recently we have developed a variation of the jet injector by adding a very small hidden needle to a pre-filled, single-use injector.

         With the Permatec combination, we are also committed to other methods of drug delivery, including trandsdermal patches, topical gel formulations and fast-dissolve oral and transbuccal delivery. These other drug delivery methods have become a material part of the business moving forward.

         We plan to operate in the specialized drug delivery sector of the pharmaceutical industry. Companies in this sector generally bring technology and know-how in the area of drug formulation (in our case this will include injection devices) to pharmaceutical manufacturers through licensing and development agreements. We view the pharmaceutical manufacturer as our customer. We have negotiated and executed licensing relationships in the growth hormone segment (needle-free devices in Europe and Asia) and the hormone replacement segment (transdermal delivery of estradiol in South America) and topical hormone gels (several development programs in place worldwide). In addition, we continue to market needle-free devices for the home administration of insulin in the U.S. and international markets as we seek a distribution relationship with an insulin manufacturer.

         Our principal executive office is located at 161 Cheshire Lane, Suite 100, Minneapolis,

Minnesota, and our telephone number at that office is (763) 475-7700. We have wholly-owned subsidiaries in Switzerland (Antares Pharma AG and Antares Pharma IPL AG) and the Netherlands Antilles (Antares Pharma NV).

                           FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words of similar substance used in connection with any discussion of future operations or financial performance identify forward-looking statements. Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect future results and performance with respect to the Company are included in the section entitled "Risk Factors." We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

                                  RISK FACTORS

         Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about risks, together with the other information contained in this prospectus and in the documents referred to below in "Where You Can Find More Information," before you decide whether to buy our common stock. Additional risks and uncertainties not known to us or that we now believe to be unimportant could also impair our business. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. As a result, the market price of our common stock could decline and you could lose all of your investment.

Uncertainty of Market Acceptance; Limited Current Market for Injector Drug Delivery Technologies; Transdermal Patches; Transdermal Gels; Injectable Gels

         Our success will depend upon increasing market acceptance of our drug delivery technologies as an alternative to traditional delivery systems. During the time period since initial commercial introduction, our products have had only limited success competing with traditional drug delivery systems because, we believe, of the size, cost and complexity of use and maintenance of our drug delivery technologies and the relatively small number of drugs that have been self-administered. In order to increase market acceptance, we believe that we must successfully develop improvements in the design and functionality of future drug delivery technology that will reduce cost and increase appeal to users, thereby making these technologies desirable despite their premium cost over traditional drug delivery systems. Projected improvements in functionality and design may not adequately address the actual or perceived complexity of using our drug delivery technologies or adequately reduce cost. In addition, we believe that our future success depends upon our ability to enter into additional collaborative agreements with drug and medical device manufacturers, as discussed below. There can be no assurance that we will be successful in these efforts or that our drug delivery technologies will ever gain sufficient market acceptance to achieve and/or sustain profitable operations.

         Although transdermal patches are a well accepted method of drug delivery, many other companies compete in this sector. Because the cost of manufacturing equipment is high, most manufacturing is done by a limited number of contract manufacturers. Therefore, our costs will remain high and our pricing options will be limited. We may develop a superior patch, but we may not be able to price it competitively, or our margins may not justify maintaining the business if our market share is low. Patches are not central to our business strategy and may suffer from lack of attention. There can be no assurance that we will be successful in the transdermal patch market.

         Because transdermal gels are a newer, less understood method of drug delivery, our potential consumers (the pharmaceutical manufacturers) have little experience with manufacturing costs or pricing parameters. Our assumption of higher value may not be shared by the consumer. To date, transdermal gels have successful entry into only a limited number of markets. There can be no assurance that transdermal gels will ever gain sufficient market acceptance in those or other markets to achieve and/or sustain profitable operations.

         Although the injectable gel research field is active, there is essentially no data regarding consumer acceptance. Regulatory compliance and approvals can take a substantial amount of time due to clinical evaluations that are required for this type of method but not for other drug delivery methods. There can be no assurance that injectable gels will ever obtain the necessary regulatory approvals or gain sufficient market acceptance to achieve and/or sustain profitable operations.

Limited Operating History with Subsidiaries; Lack of Profitability

         We recorded the first revenue from developing our injector technologies in 1979. In addition, there have been limited commercial sales of products utilizing our technologies and most of our technologies are still under development. Since 1993, we have generated revenues from product development fees and licensing arrangements, and from royalties. Our operating history with the three subsidiaries we purchased from Permatec is short; the transaction closed on January 31, 2001.

         Currently, we are not profitable. We have had accumulated aggregate net losses from the inception of our business through December 31, 2000, of approximately $17,264,000. The costs for research and product development of our drug delivery technologies along with marketing and selling expenses and general and administrative expenses have been the principal causes of our losses. Our ability to achieve and/or sustain profitable operations depends on a number of factors, many of which are beyond our direct control. These factors include:

         o        the demand for our technologies;
         o our ability to manufacture products efficiently and with the required quality;
         o        our ability to increase manufacturing capacity;
         o        the level of product and price competition;
         o our ability to develop additional commercial applications for our products;
         o        our ability to obtain regulatory approvals;
         o        our ability to control costs; and
         o        general economic conditions.

Need for Additional Capital and Capital Requirements

         In February and March 2001, we received cash proceeds of approximately $10,000,000 from a private placement of our common stock. Our cash resources will be insufficient to fund our capital requirements beyond approximately mid-2002 and will not be sufficient for us to reach profitability. Accordingly, we will require equity and/or debt financing prior to mid-2002. There can be no assurance that sufficient additional equity or debt financing will be available. If we cannot obtain financing when needed, or obtain it on favorable terms, we may be required to curtail development of new drug delivery technologies or our expansion of manufacturing capacity.

Expansion Strategy

         We intend to continue to enhance our current technologies and pursue additional proprietary drug delivery technologies. However, we may be unable to achieve our objectives of revenue growth and profitability. Even if enhanced or additional technologies appear promising during various stages of development, we may not be able to develop commercial applications for them because:

         o        the potential technologies may fail clinical studies;
         o we may not find a pharmaceutical company to adopt the technologies;
         o it may be difficult to apply the technologies on a commercial scale; or
         o        the technologies may be uneconomical to market.

         Our future success depends to a significant degree on our ability to obtain regulatory approval for and commercialize the use of our drug delivery technologies. However, we have not yet completed research and development work or obtained regulatory approval for such improved systems or for use with any drugs other than insulin, human growth hormone and estradiol. There can be no assurance that any development work will ultimately be successful or that unforeseen difficulties will not occur in research and development, clinical testing, regulatory submissions and approval, product manufacturing and commercial scale up, marketing, or product distribution related to any such improved technologies or new uses. Any such occurrence could materially delay the commercialization of such improved technologies or new uses or prevent their market introduction entirely.

Dependence on Major Customers

         Our revenue currently depends on a limited number of customers. The loss of any one of these customers could cause revenues to decrease significantly, resulting in, or increasing, our losses from operations. If we cannot broaden our customer base, we will continue to depend on a few customers for the majority of our revenues. We may be unable to negotiate favorable business terms with customers that represent a significant portion of our revenues. If that occurs, our revenues and gross profits may be insufficient to allow us to achieve and/or sustain profitability.

Dependence on Single Source Suppliers

         Certain of our technologies contain a number of customized components manufactured by various third-parties. Regulatory requirements applicable to medical device and transdermal patch manufacturing can make substitution of suppliers costly and time-consuming. In the event that we could not obtain adequate quantities of these customized components from our suppliers, there can be no assurance that we would be able to access alternative sources of such components within a reasonable period of time, on acceptable terms or at all. The unavailability of adequate quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of components could have a material adverse effect on our ability to manufacture and market our products.

Risks Associated with Third-Party Reimbursement of End Users

         Certain sales of our current and proposed technologies in certain markets are dependent in part on the availability of adequate reimbursement from third-party healthcare payors. Currently, insurance companies and other third-party payors reimburse the cost of certain technologies on a case-by-case basis and may refuse reimbursement if they do not perceive benefits to their use in a particular case. Third-party payors are increasingly challenging the pricing of medical products and services, and there can be no assurance that such third-party payors will not in the future increasingly reject claims for coverage of the cost of certain of our technologies. In addition, there can be no assurance that adequate levels of reimbursement will be available to enable us to achieve or maintain market acceptance of our technologies or maintain price levels sufficient to realize profitable operations. Furthermore, there is a possibility of increased government control or influence over a broad range of healthcare expenditures in the future. Any such trend could negatively impact the market for our drug delivery technologies.

Dependence on Collaborative Agreements with Pharmaceutical Companies

         We believe that the introduction and broad acceptance of our drug delivery technologies is in part dependent upon the success of our current and any future development and licensing arrangements with pharmaceutical and medical device companies covering the development, manufacture, use and marketing of drug delivery technologies with specific parenteral drug therapies. We anticipate that under these arrangements the pharmaceutical or medical device company will assist in the development of systems for such drug therapies and collect or sponsor the collection of the appropriate data for submission for regulatory approval of the use of the drug delivery technology with the licensed drug therapy. The pharmaceutical or medical device company also will be responsible for distribution and marketing of the technologies for these drug therapies either worldwide or in specific territories. We are currently a party to a number of such agreements. There can be no assurance that we will be successful in executing additional agreements with pharmaceutical or medical device companies or that existing or future agreements will result in the sale of our drug delivery technologies. If we do not enter into additional agreements in the future, or if our current or future agreements do not result in successful marketing of our products, our business, results of operations and financial condition could be adversely affected and our revenues and gross profits may be insufficient to allow us to achieve and/or sustain profitability. As a result of these arrangements, we are dependent upon the development, data collection and marketing efforts of such pharmaceutical and medical device companies. The amount and timing of resources such pharmaceutical and medical device companies devote to these efforts are not within our control, and such pharmaceutical and medical device companies could make material decisions regarding these efforts that could adversely affect our future financial condition and results of operations. In addition, factors that adversely impact the introduction and level of sales of any drug covered by such licensing arrangements, including competition within the pharmaceutical and medical device industries, the timing of regulatory or other approvals and intellectual property litigation may also negatively affect sales of our drug delivery technology.

         Additional risks that we face related to our collaborative agreements include:

         o inability to enter into collaborative agreements to develop additional products using drug delivery technologies;
         o any existing or future collaborative agreements may not result in additional commercial products;
         o additional commercial products that we may develop may not be successful;
         o we may not be able to meet the milestones established in our current or future collaborative agreements and thus, would not receive the fees; and
         o we may not be able to develop successful new drug delivery technologies that will be attractive to potential pharmaceutical company partners.

Limited Manufacturing Experience; Risks Associated with New Materials, New Assembly Procedures and Increased Production Levels

         Our past assembly, testing and manufacturing experience for certain of our technologies has involved the assembly of products from machined stainless steel and composite components in limited quantities. Our planned future drug delivery technologies necessitate significant changes and additions to our manufacturing and assembly process to accommodate new components. These systems must be manufactured in compliance with regulatory requirements, in a timely manner and in sufficient quantities while maintaining quality and acceptable manufacturing costs. In addition, our plans call for significantly increased levels of production and a shift to performing more manufacturing functions internally rather than relying on third-party suppliers, which will require us to eventually expand beyond our current facilities. In the course of these changes and additions to our manufacturing and production methods, we may encounter difficulties, including problems involving yields, quality control and assurance, product reliability, manufacturing costs, existing and new equipment, component supplies and shortages of personnel, any of which could result in significant delays in production. There can be no assurance that we will be able to produce and manufacture successfully our drug delivery technology. Any failure to do so would negatively impact our business, financial condition and results of operations.

Dependence on Third Parties to Develop, Obtain Regulatory Approvals, Market, Distribute and Sell our Products

         Pharmaceutical company partners help us develop, obtain regulatory approvals for, manufacture and sell our products. If one or more of these pharmaceutical company partners fail to pursue the development or marketing of the products as planned, our revenues and gross profits may not reach expectations or may decline. We may not be able to control the timing and other aspects of the development of products because pharmaceutical company partners may have priorities that differ from ours. Therefore, commercialization of products under development may be delayed unexpectedly. Further, we may incorporate certain of our drug delivery technologies into the oral dosage forms of products marketed and sold by pharmaceutical company partners. We do not have a direct marketing channel to consumers for drug delivery technologies. Therefore, the success of the marketing organizations of the pharmaceutical company partners, as well as the level of priority assigned to the marketing of the products by these entities, which may differ from our priorities, will determine the success of the products incorporating our technologies.

Acceptance of Drug Delivery Technologies by Patients and Physicians

         Our revenues depend on ultimate patient and physician acceptance of our needle-free injectors, gels, patches and our other potential drug delivery technologies as an alternative to more traditional forms of drug delivery including injections using a needle, tablets and liquid formulas. If our drug delivery technologies are not accepted in the marketplace, the pharmaceutical company partners may be unable to successfully market and sell our products, which would limit our ability to generate revenues and to achieve and/or sustain profitability. The degree of acceptance of our drug delivery systems depend on a number of factors. These factors include:

         o        demonstrated clinical efficacy and safety;
         o        cost-effectiveness;
         o convenience and ease of administration of injectors, transdermal gels and patches;
         o        advantages over alternative drug delivery systems; and
         o        marketing and distribution support.

         Physicians may refuse to prescribe products incorporating our drug delivery technologies if the physicians believe that the active ingredient is better administered to a patient using alternative drug delivery technologies or the physicians believe that the delivery method will result in patient noncompliance. Factors, such as allergic reactions, patient perceptions that a gel is inconvenient and cosmetic considerations about patches, may cause patients to reject our drug delivery technologies.

         In addition, we expect that the pharmaceutical company partners will price products incorporating their drug delivery technologies slightly higher than conventional methods, which may impair their acceptance. Because only a limited number of products incorporating our drug delivery technologies are commercially available, we cannot yet assess the level of market acceptance of our drug delivery technologies.

Competition; Risk of Technological Obsolescence

         Our current competition is primarily from traditional hypodermic needles and syringes which are used for the vast majority of injections administered today and from transdermal patch and gel products marketed by others. Currently, competition in the needle-free injection market is limited to small companies with modest financial and other resources, but the barriers to entry are currently low and additional competitors may enter the needle-free injection systems market, including companies with substantially greater resources and experience than us. There can be no assurance that we will be able to compete effectively against our current or potential competitors in the drug delivery market, or that such competitors will not succeed in developing or marketing products that will be more accepted in such market. Competition in this market could also force us to reduce the prices of our technologies below currently planned levels, which could adversely affect our revenues and future profitability.

         In general, injection is used only with drugs for which other drug delivery methods are not possible, in particular with biopharmaceutical proteins (drugs derived from living organisms, such as insulin and human growth hormone) that cannot currently be delivered orally, transdermally (through the skin) or pulmonarily (through the lungs). Transdermal patches and gels are also used for drugs that cannot be delivered orally. Many companies, both large and small, are engaged in research and development efforts on novel techniques aimed at delivering such drugs through the skin, either without needle injection or by patch and gel. The successful development and commercial introduction of such a non-injection technique would likely have a material adverse effect on our business, financial condition, results of operations and general prospects.

Protection of Technology and Proprietary Rights

         Our success depends, in part, on our ability to obtain and enforce patents for our products, processes and technologies and to preserve our trade secrets and other proprietary information. If we cannot do so, our competitors may exploit our innovations and deprive us of the ability to realize revenues and profits from our developments.

         Any patent applications we may have made or may make relating to our potential products, processes and technologies may not result in patents being issued. Our current patents may not be valid or enforceable and may not protect us against competitors that challenge our patents, obtain patents that may have an adverse effect on our ability to conduct business or are able to circumvent our patents. Further, we may not have the necessary financial resources to enforce our patents.

         To protect our trade secrets and proprietary technologies and processes, we rely, in part, on confidentiality agreements with employees, consultants and advisors. These agreements may not provide adequate protection for our trade secrets and other proprietary information in the event of any unauthorized use or disclosure, or if others lawfully develop the information.

We may Infringe the Proprietary Rights of Others

         Third parties may claim that the manufacture, use or sale of our drug delivery technologies infringe their patent rights. If such claims are asserted, we may have to seek licenses, defend infringement actions or challenge the validity of those patents in court. If we could not obtain required licenses, are found liable for infringement or are not able to have these patents declared invalid, we may be liable for significant monetary damages, encounter significant delays in bringing products to market or be precluded from participating in the manufacture, use or sale of products or methods of drug delivery covered by the patents of others. We may not have identified, or be able to identify in the future, United States or foreign patents that pose a risk of potential infringement claims.

         We enter into collaborative agreements with pharmaceutical companies to apply drug delivery technologies to drugs developed by others. Ultimately, we receive license revenues and product development fees, as well as revenues from the sale of products incorporating our technologies and royalties. The drugs to which our drug delivery technologies are applied are generally the property of the pharmaceutical companies. Those drugs may be the subject of patents or patent applications and other forms of protection owned by the pharmaceutical companies or third parties. If those patents or other forms of protection expire, become ineffective or are subject to the control of third parties, sales of the drugs by the collaborating pharmaceutical company may be restricted or may cease. Our revenues, in that event, may decline.

We may Incur Significant Costs Seeking Approval for our Products

         The design, development, testing, manufacturing and marketing of pharmaceutical compounds, medical nutrition and diagnostic products and medical devices are subject to regulation by governmental authorities, including the United States Food and Drug Administration (the "FDA"), and comparable regulatory authorities in other countries. The approval process is generally lengthy, expensive and subject to unanticipated delays. Currently, we, along with our partners, are actively pursuing marketing approval for a number of products from regulatory authorities, in other countries and anticipate seeking regulatory approval from the FDA for products developed pursuant to the agreement with BioSante. Our revenue and profit will depend, in part, on the successful introduction and marketing of some or all of such products by us or our partners. There can be no assurance as to when or whether such approvals from regulatory authorities will be received.

         Applicants for FDA approval often must submit extensive clinical data and supporting information to the FDA. Varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of a drug product. Changes in FDA approval policy during the development period, or changes in regulatory review for each submitted new drug application also may cause delays or rejection of an approval. Even if the FDA approves a product, the approval may limit the uses or "indications" for which a product may be marketed, or may require further studies. The FDA also can withdraw product clearances and approvals for failure to comply with regulatory requirements or if unforeseen problems follow initial marketing.

         In other jurisdictions, we, and the pharmaceutical companies with whom we are developing technologies, must obtain required regulatory approvals from regulatory agencies and comply with extensive regulations regarding safety and quality. If approvals to market the products are delayed, if we fail to receive these approvals, or if we lose previously received approvals, our revenues would be reduced. We may not be able to obtain all necessary regulatory approvals. We may be required to incur significant costs in obtaining or maintaining regulatory approvals.

We may be Subject to Sanctions if we Fail to Comply with Regulatory Requirements

         If we, or pharmaceutical companies with whom we are developing technologies, fail to comply with applicable regulatory requirements, we, and the pharmaceutical companies, may be subject to sanctions, including:

         o        warning letters;
         o        fines;
         o        product seizures or recalls;
         o        injunctions;
         o refusals to permit products to be imported into or exported out of the applicable regulatory jurisdiction;
         o        total or partial suspension of production;
         o        withdrawals of previously approved marketing applications; and
         o        criminal prosecutions.

Our Revenues may be Limited if the Marketing Claims Asserted about our Products are not Approved

         Once a drug product is approved by the FDA, the Division of Drug Marketing, Advertising and Communication, the FDA's marketing surveillance department within the Center for Drugs, must approve marketing claims asserted by our pharmaceutical company partners. If a pharmaceutical company partner fails to obtain from the Division of Drug Marketing acceptable marketing claims for a product incorporating our drug technologies, our revenues from that product may be limited. Marketing claims are the basis for a product's labeling, advertising and promotion. The claims the pharmaceutical company partners are asserting about our drug delivery technologies, or the drug product itself, may not be approved by the Division of Drug Marketing.

We may Face Product Liability Claims Related to Participation in Clinical Trials or the Use or Misuse of our Products

         The testing, manufacturing and marketing of products utilizing our drug delivery technologies may expose us to potential product liability and other claims resulting from their use. If any such claims against us are successful, we may be required to make significant compensation payments. Any indemnification that we have obtained, or may obtain, from contract research organizations or pharmaceutical companies conducting human clinical trials on our behalf may not protect us from product liability claims or from the costs of related litigation. Similarly, any indemnification we have obtained, or may obtain, from pharmaceutical companies with whom we are developing drug delivery technologies may not protect us from product liability claims from the consumers of those products or from the costs of related litigation. If we are subject to a product liability claim, our product liability insurance may not reimburse us, or may not be sufficient to reimburse us, for any expenses or losses that may have been suffered. A successful product liability claim against us, if not covered by, or if in excess of, the product liability insurance, may require us to make significant compensation payments, which would be reflected as expenses on our statement of operations. As the result either of adverse claim experience or of medical device or insurance industry trends, we may in the future have difficulty in obtaining product liability insurance or be forced to pay very high premiums, and there can be no assurance that insurance coverage will continue to be available on commercially reasonable terms or at all.

We must Keep Pace with the Rapid Technological Change and Meet the Intense Competition in the Industry

         Our success depends, in part, upon maintaining a competitive position in the development of products and technologies in a rapidly evolving field. If we cannot maintain competitive products and technologies, our current and potential pharmaceutical company partners may choose to adopt the drug delivery technologies of our competitors. Drug delivery companies that compete with our technologies include ALZA and Elan, along with many other companies. We also compete generally with other drug delivery, biotechnology and pharmaceutical companies, engaged in the development of alternative drug delivery technologies or new drug research and testing. Many of these competitors have substantially greater financial, technological, manufacturing, marketing, managerial and research and development resources and experience than we do, and, therefore, represent significant competition.

         Competitors may succeed in developing competing technologies or obtaining governmental approval for products before we do. Competitors' products may gain market acceptance more rapidly than our products. Developments by competitors may render our products, or potential products, noncompetitive or obsolete.

Quarterly Fluctuations in Operating Results

         Our operating results may vary significantly from quarter to quarter, in part because of changes in consumer buying patterns, aggressive competition, the timing of the recognition of licensing or development fee payments and the timing of, and costs related to, any future technology or new drug use introductions. Our operating results for any particular quarter are not necessarily indicative of any future results. The uncertainties associated with the introduction of any new technology or drug use and with general market trends may limit management's ability to forecast short-term results of operations accurately. Fluctuations caused by variations in quarterly operating results or our failure to meet analysts' projections or public expectations as to results may adversely affect the market price of our common stock.

Possible Stock Price Volatility

         The trading prices of our common stock could be subject to wide fluctuations in response to events or factors, many of which are beyond our control. These could include, without limitation (i) quarter to quarter variations in our operating results, (ii) announcements by us or our competitors regarding the results of regulatory approval filings, clinical trials or testing, (iii) developments or disputes concerning proprietary rights, (iv) technological innovations or new commercial products, (v) material changes in our collaborative arrangements and (vi) general conditions in the medical technology industry. Moreover, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many medical technology and device companies and which have often been unrelated to the operating performance of such companies.

The Integration of our Companies

         Operating the former Permatec subsidiaries as our subsidiaries involves technological, operational and personnel-related risks. The integration process will be complex, time-consuming and expensive, and will disrupt the business of the companies after completion of the transaction if not completed in a timely and efficient manner. We and our subsidiaries will utilize common information and communication systems, facilities, operating procedures, financial controls and human resources practices. We may encounter difficulties, costs and delays involved in integrating these operations, including:

         o Integrating the information and communications systems of our companies may be more challenging, expensive and time-consuming than we anticipate;

         o Combining other operational systems, such as product fulfillment and customer service, may be more difficult than we anticipate;

         o Maintaining the quality of products and services that we and the former Permatec subsidiaries have historically provided may be more challenging that we anticipate;

         o Coordinating geographically diverse organizations may be more challenging, expensive and time-consuming than we anticipate; and

         o Integrating our business culture and the former Permatec subsidiaries' business culture may be more difficult than we anticipate.

         If these difficulties, costs or delays occur, we may fail to realize the benefits that we currently expect to result from the transaction with Permatec and material adverse short and long-term effects on our operating results and financial condition could result.

Loss of Certain Key Officers or Employees; New Chief Executive Officer

         The success of our business is materially dependent upon the continued services of certain of our key officers and employees. The loss of such key personnel could have a material adverse effect on our business, operating results or financial condition. We plan on hiring personnel to work in the areas of: regulatory/clinical, device production, and administrative support. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting and retaining key personnel in the future.

         We have recently appointed Dr. Roger Harrison as chief executive officer to replace Franklin Pass, M.D., who will continue to serve as our vice chairman. Dr. Harrison joins us after a career with Eli Lilly and Company.

Uncertainties in Realizing Benefits from the Transaction

         Even if we are able to integrate the operations of the companies successfully, there can be no assurance that such integration will result in the realization of the full benefits that we currently expect to result from such integration or that such benefits will be achieved within the time frame that we currently expect. Potential risks, any of which could harm our business, results of operations or financial condition, relating to the integration of the companies include:

         o The benefits from the transaction may be offset by costs incurred in integrating the companies;

         o The process of integrating operations could cause an interruption of our ongoing business activities;

         o The benefits from the transaction may also be offset by increases in other expenses, by operating losses or by problems in the business unrelated to the transaction; and

         o The attention and effort devoted to the integration of the companies will significantly divert management's attention from other important issues.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders.

                         DETERMINATION OF OFFERING PRICE

         This prospectus may be used from time to time by the selling shareholders who offer the shares registered hereby for sale, and the offering price of such shares will be determined by the selling shareholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                                    DILUTION

         We are not selling any of the shares of our common stock offered by this prospectus. Therefore, there will be no dilution in the value per share as a result of the sale of these shares by the selling shareholders.

                              SELLING SHAREHOLDERS

              In connection with the private placement in which the selling shareholders purchased their shares of our common stock, we entered into a registration rights agreement. In the registration rights agreement, we agreed to file a registration statement under the Securities Act of 1933, as amended, or the Securities Act, registering the shares of our common stock and the shares of common stock underlying the warrants that the selling shareholders purchased. We have filed a registration statement on Form S-3, of which this prospectus is a part of, to register the shares of common stock for resale by the Selling Shareholders and meet this obligation. We are further obligated to keep the registration statement effective until the earlier of the date on which: (1) all the shares registered under the registration statement have been sold; or (2) two years after the registration statement is declared effective by the SEC.

         The following table lists the selling shareholders and other information regarding their beneficial ownership of the shares of our common stock. Except for their ownership of common stock, none of the selling shareholders have had any material relationship with us or our affiliates within the past three years except that Dr. Jacques Gonella (the controlling shareholder of our majority shareholder Permatec Holding AG and a Director and Chairman of our Board) (a) is a member of the board of NMT Management AG, an affiliate of HCI Healthcare Investments Limited; (b) is a member of the board of Aventic AG; and (c) has a commercial relationship with Basellandschaftliche Kantonalbank and serves as an asset manager for a fund (which fund does not hold any shares of our common stock) of Basellandschaftliche Kantonalbank. The following table sets forth (i) the number of shares of common stock beneficially owned by each selling shareholder at May 30, 2001; (ii) the number of shares of common stock to be offered for resale by each selling shareholder (i.e., the total number of shares underlying warrants, all of which are presently exercisable, held by each selling shareholder); and (iii) the number and percentage of outstanding shares of common stock to be held by each selling shareholder after completion of the offering (assumes the sale of all shares offered pursuant to this prospectus).

                                                                                            Number of shares of
                                        Number of shares                                       Common Stock/
                                         of Common Stock          Number of shares of     Percentage of Classto be
                                       beneficially owned         Common Stock to be       Owned after Completion
Name                                   at May 30, 2001 (1)           Offered (1)           of the Offering (1) (2)
Lombard, Odier & Cie                        639,931 (3)              639,931 (3)                    0 / *

HCI Healthcare                              639,931 (4)              639,931 (4)                    0 / *
Investments Limited

Aventic AG                                  426,620 (5)              426,620 (5)                    0 / *

Basellandschaftliche Kantonalbank           426,620 (6)              426,620 (6)                    0 / *

-------------------------
(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that the warrants that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from the date hereof) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Each of the selling shareholders hold warrants that are currently exercisable. We cannot assure you that the selling shareholders will exercise their warrants to purchase shares of our common stock.

(2)      Assumes the sale of all shares offered pursuant to this prospectus.

(3) Includes warrants, all of which are currently exercisable, to purchase 127,986 shares of common stock.

(4) Includes warrants, all of which are currently exercisable, to purchase 127,986 shares of common stock.

(5) Includes warrants, all of which are currently exercisable, to purchase 85,324 shares of common stock.

(6) Includes warrants, all of which are currently exercisable, to purchase 85,324 shares of common stock.

                              PLAN OF DISTRIBUTION

         We are registering the resale of shares of common stock on behalf of the selling shareholders. The selling shareholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Donees and Pledgees

         The term "selling shareholders" includes donees, i.e., persons who receive shares from a selling shareholder after the date of this prospectus by gift. The term also includes pledgees, i.e., persons who upon contractual default by a selling shareholder may seize shares which the selling shareholder pledged to such person. If a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Types of Sale Transactions

         The selling shareholders may sell the shares in one or more types of transactions (which may include block transactions):

        o        on the Nasdaq SmallCap Market;
        o        in the over-the-counter market;
        o        in negotiated transactions;
        o        through put or call option transactions;
        o        through short sales; or
        o        any combination of such methods of sale.

         The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have informed us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. They have also informed us that no one is acting as underwriter or coordinating broker in connection with proposed sale of shares.

Costs and Commissions

         We will not receive any proceeds from the sale of the selling shareholders and will bear all costs, fees and expenses incident to our obligation to register the shares of common stock. The selling shareholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares.

Sales to or through Broker-Dealers

         The selling shareholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through broker-dealers. Such broker-dealers may act either as an agent of a selling shareholder, or as a principal for the broker-dealer's own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed Underwriting Compensation

         The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

         We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities under the Securities Act.

Prospectus Delivery Requirements

         Because they may be deemed to be underwriters, the selling shareholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the Nasdaq SmallCap Market in accordance with Rule 153 of the Securities Act. We have informed the selling shareholders that their sales in the market may be subject to the antimanipulative provisions of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

State Requirements

         Some states required that any shares sold in that state may only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that an exemption exists from the registration or qualification requirement and that the exemption or qualification requirements have been complied with.

Sales under Rule 144

         Selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144.

Distribution Arrangements with Broker-Dealers

         If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

        o        a block trade;
        o        special offering;
        o        exchange distribution or secondary distribution, or
        o        a purchase by a broker or dealer,

we will then file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

         The supplement will disclose

         o the name of each such selling shareholder and of the participating broker-dealer(s),
         o        the number of shares involved;
         o        the price at which such shares are sold;
         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
         o that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus; and

         o        any other facts material to the transaction.

         The SEC may deem the selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling shareholder has purchased the shares of our common stock in the ordinary course of its business, and at the time the selling shareholder purchased the shares of common stock, it was not a party to any agreement or other understanding to distribute the shares, directly or indirectly.

UNDER THE EXCHANGE ACT, ANY PERSON ENGAGED IN THE DISTRIBUTION OF THE SHARES OF COMMON STOCK MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-MAKING ACTIVITIES WITH RESPECT TO THE COMMON STOCK FOR FIVE BUSINESS DAYS PRIOR TO THE START OF THE DISTRIBUTION. IN ADDITION, EACH SELLING SHAREHOLDER AND ANY OTHER PERSON PARTICIPATING IN A DISTRIBUTION WILL BE SUBJECT TO THE EXCHANGE ACT, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF COMMON STOCK BY THE SELLING SHAREHOLDER OR ANY SUCH OTHER PERSON.

                                  LEGAL MATTERS

         For the purpose of this offering, Leonard, Street and Deinard Professional Association, Minneapolis, Minnesota is giving an opinion of the validity of the issuance of the securities offered in this prospectus.

                                     EXPERTS

         The consolidated financial statements of Antares Pharma, Inc. as of December 31, 1999 and 2000 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person:

         o has not been indemnified therefor by another organization or employee benefit plan;
         o        acted in good faith;
         o received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied;
         o in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and
         o reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.

         Article 7 of our Second Amended and Restated Articles of Incorporation provides that we will indemnify directors to the fullest extent permitted by the Minnesota Business Corporation Act as now enacted or hereafter amended.

         We also maintain an insurance policy to assist in funding indemnification of directors and officers for certain liabilities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                               RECENT DEVELOPMENTS

         Except as described in an annual report on Form 10-K, a quarterly report on Form 10-Q or a current report on Form 8-K that we have filed with the SEC, no material changes have occurred since the end of our fiscal year ended December 31, 2000.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. A Public Reference Room is located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the Public Reference Rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus and refer you to the documents listed below:

         o        our quarterly report on Form 10-Q, filed with the SEC on May
                  21, 2001;
         o our definitive proxy statement on Schedule 14A, filed with SEC on May 10, 2001;
         o        our current report on Form 8-K/A, filed with the SEC on April
                  17, 2001;
         o our current report on Form 8-K, filed with SEC on February 15, 2001;
         o our annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on April 16, 2001;
         o the description of our common stock contained in our registration statement on Form S-1/A, filed on August 15, 1996, including any amendment or report filed for the purpose of updating the description; and
         o any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all shares offered have been sold or which deregisters all shares then remaining unsold.

         This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request, orally or in writing, a copy of these filings. We will provide the copies of these filings to you at no cost. Please direct your requests to:

                              Antares Pharma, Inc.
                          161 Cheshire Lane, Suite 100
                             Minneapolis, Minnesota
                            Attn: Lawrence Christian
                                 (763) 475-7700

         You may also find information about us at our website: http://www.antarespharma.com. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, except the SEC registration fee, are estimates.

SEC Registration Fee..........................................   $ 2,079.78
Legal Fees and Expenses.......................................     5,000.00
Accounting Fees and Expenses..................................     2,500.00
Miscellaneous.................................................     5,000.00

  Total.......................................................   $14,579.78
                                                                 ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person:

         o has not been indemnified therefor by another organization or employee benefit plan;
         o        acted in good faith;
         o received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied;
         o in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and
         o reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.

         Article 7 of our Second Amended and Restated Articles of Incorporation provides that we will indemnify directors to the fullest extent permitted by the Minnesota Business Corporation Act as now enacted or hereafter amended.

         We also maintain an insurance policy to assist in funding indemnification of directors and officers for certain liabilities.

ITEM 16. EXHIBITS

       EXHIBIT
        NUMBER                         DOCUMENT
       --------                        --------

          4.1     Form of our Common Stock Certificate.

          4.2* Registration Rights Agreement, dated February 5, 2001, between our Company and the parties named therein.

          5.1     Opinion of Leonard, Street and Deinard Professional
                  Association.

         23.1     Consent of KPMG LLP, Independent Certified Public Accountants.

         23.2 Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1).

         24.1     Power of Attorney (See page II-4).

-------------------------
* Previously filed as an exhibit to our Annual Report on Form 10-K, filed with the SEC on April 16, 2001, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, state of Minnesota, on May 29, 2001.

                                        ANTARES PHARMA, INC.



                                        By: /s/ Roger G. Harrison, Ph.D.
                                            ----------------------------
                                            Roger G. Harrison, Ph.D.
                                            Chief Executive Officer


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Antares Pharma, Inc. hereby constitute each of Roger G. Harrison, Ph.D. and Lawrence M. Christian our true and lawful attorney-in-fact, with full power of substitution, to sign for us and in our names in the capacities indicated below the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Antares Pharma, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                                   Title                            Date
        ---------                                   -----                            ----
/s/ Roger G. Harrison, Ph.D.     Chief Executive Officer and Director            May 29, 2001
------------------------------   (principal executive officer)
Roger G. Harrison, Ph.D.


/s/ Lawrence M. Christian        Vice President of Finance,                      May 29, 2001
------------------------------   Chief Financial Officer and Secretary
Lawrence M. Christian            (principal financial and accounting officer)


/s/ Dr. Jacques Gonella          Director, Chairman of the Board                 May 30, 2001
------------------------------
Dr. Jacques Gonella


/s/ Franklin Pass, M.D.          Director, Vice Chairman of the Board            May 29, 2001
------------------------------
Franklin Pass, M.D.


/s/ James Clark                  Director                                        May 22, 2001
------------------------------
James Clark


/s/ Prof. Ubaldo Conte           Director                                        May 22, 2001
------------------------------
Prof. Ubaldo Conte


/s/ Dr. Philippe Dro             Director                                        May 28, 2001
------------------------------
Dr. Philippe Dro


/s/ Kenneth Evenstad             Director                                        May 22, 2001
------------------------------
Kenneth Evenstad


/s/ Dr. Thomas Rinderknecht      Director                                        May 23, 2001
------------------------------
Dr. Thomas Rinderknecht

                                INDEX TO EXHIBITS

       EXHIBIT
        NUMBER                         DOCUMENT
       --------                        --------

          4.1     Form of our Common Stock Certificate.

          4.2* Registration Rights Agreement, dated February 5, 2001, between our Company and the parties named therein.

          5.1     Opinion of Leonard, Street and Deinard Professional
                  Association.

         23.1     Consent of KPMG LLP, Independent Certified Public Accountants.

         23.2 Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1).

         24.1     Power of Attorney (See page II-4).

-------------------------
* Previously filed as an exhibit to our Annual Report on Form 10-K, filed with the SEC on April 16, 2001, and incorporated herein by reference.